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                                                                  Exhibit 10.10E

This Agreement dated June 28, 1999, is made by and between Children's Television Workshop ("CTW") a New York not-for-profit corporation with offices located at One Lincoln Plaza, New york, NY 10023, and LookSmart Ltd ("LookSmart"), a closely held private company with offices located at 487 Bryant Street, San Francisco, CA 94107, and, solely with respect to paragraphs 4(a)(ii), 4(a)(iii), 4(b), 4(c) 7(b), 7(c), 11, 12 and 14, the Public Broadcasting Service ("PBS"), a non-profit District of Columbia corporation having its principal place of business at 1320 Braddock Place, Alexandria, VA 22314 (collectively, the "Parties").

In consideration for the mutual obligations described below, the Parties hereby agree as follows:

1. Television Series (the "Program")

     (a) Title of the Program: "Sesame Street"

     (b) Approximate length of each program: Sixty minutes (60:00)

     (c) Broadcast distribution: Sesame Street is made available by PBS for broadcast to all PBS member stations in the United States no less than twice each weekday and once on Sundays.

2. Term

   The "Term" of this Agreement shall be three years as follows:

     . Year 1 - Season 31 of the Program (spanning approximately all of calendar year 2000)
     . Year 2 - Season 32 of the Program (spanning approximately all of calendar year 2001)
     . Year 3 - Season 33 of the Program (spanning approximately all of calendar year 2002)

     Unless either CTW or LookSmart provides the other with a written notification terminating this Agreement upon the conclusion of Year 3 (i.e.,
                                                                       -----
Season 33 of the Program) by September 1, 2001, the "Term" shall also include the following:

     . Year 4 - Season 34 of the Program (spanning approximately all of calendar year 2003)
     . Year 5 - Season 35 of the Program (spanning approximately all of calendar year 2004)

          In the event that the Term concludes with Year 3, CTW shall be free to seek a new sponsor(s) without restriction and without further obligation of any kind whatsoever to LookSmart for the Seasons 34 and 35 of the Program.

3. National Underwriting Credit


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       (a)   CTW and LookSmart agree that LookSmart will receive a 15-second underwriting credit appearing before and after each broadcast of the Program on PBS (the "Billboard"). LookSmart's Billboard will be rotated with other sponsors of the Program. LookSmart and CTW will mutually determine the content and form of the Billboard. All aspects of LookSmart's sponsorship of the Program, including the Billboard, shall be in accordance with PBS sponsorship guidelines and policies and FCC rules and regulations in force at the time of broadcast. LookSmart will produce and deliver its Billboard to CTW according to a mutually agreed upon schedule.

       (b) LookSmart will be the exclusive national underwriter (i.e., receiving sponsorship credits before and after the show) for the PBS broadcast of the Sesame Street TV series in the category of Internet search engine/directory.

       (c) Parties agree that LookSmart will be recognized as a sponsor of the Program on all appropriate press materials for the Program on PBS, as determined by CTW.

4.   PBS

       (a)   Promotional Benefits on www.PBS.org
                                     -----------

               (i) CTW agrees to place a sponsor button on the homepage of the Sesame Street content on PBS's website, located at www.PBS.org, linking to a bridge page which shall in turn link to the homepage of LookSmart's website, www.looksmart.com ("Sponsor Button"). Parties shall agree
                     -----------------
                     upon the location, size, font, and format of such Sponsor Button, which must comply with the PBS Kids Sponsorship Guidelines, as may be modified from time to time by PBS.

               (ii) PBS and CTW agree that no other company in LookSmart's category (i.e., Internet search engine/directory) will be
                               ----
                     promoted within the Sesame Street site on PBS's website as a sponsor or in a banner advertisement, if any, during the Term. PBS currently does not allow banner advertising on any kids sites within PBS Online.

               (iii) Parties agree to discuss in good faith further promotional opportunities within the Sesame Street content on PBS's website for LookSmart's sponsorship of the Program.

       (b)   Other Promotional Efforts

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               (i)  Parties agree to cooperate on a press effort announcing
                    LookSmart's sponsorship of the Program and LookSmart's relationship with PBS.

               (ii) PBS, on behalf of the PBS Sponsorship Group, agrees to assign a client service person to LookSmart in connection with its sponsorship of the Program.

     (c)  Payment to PBS

          Any payments due to PBS from CTW based on this Agreement shall be made in accordance with prior agreement between PBS and CTW.

5. Payments and Expenses

     (a) In consideration for the underwriting credit and other sponsorship benefits (including the promotional benefits), LookSmart guarantees it will pay CTW One Million Nine Hundred and Fifty Thousand Dollars ($1,950,000.00) per year, in accordance with the following payment schedule:

          Year 1:
               $487,500.00   Upon execution of this Agreement
               $487,500.00   Upon initial broadcast of Year 1 (currently
                             scheduled for December 1999)
               $487,500.00   Three months after initial broadcast
               $487,500.00   Six months after initial broadcast

          Years 2 and 3 (and 4 and 5, if applicable)
               $975,000.00   Upon initial broadcast of each Year
               $487,500.00   Three months after initial broadcast
               $487,500.00   Six months after initial broadcast

          LookSmart will make any such other payments as specifically provided elsewhere in this Agreement, if any.

     (b) LookSmart shall make such payments to CTW by (i) check payable to Children's Television Workshop and sent to Children's Television Workshop, P.O. Box 5539 GPO, New York, NY 10087-5539, or (ii) sending a wire transfer the amount due to Morgan Guaranty Trust Company, ABA Number 031-100-238, for the account of Children's Television Workshop, Account No. 162-54-451.

                                                                     Page 3 of 8

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          (c)  All sums payable to CTW under this Agreement that are not paid within 30 days of the due date will accrue interest from the date until the date paid, at the highest rate permissible by law.

          (d) Except as expressly stated, each party will be responsible for paying its own costs and clearing all third party rights in connection with fulfilling its obligations under this Agreement.

6.   Ownership

     (a) As between the parties, CTW shall own all rights, title and interest (including all copyrights and all renewals and extensions of such copyrights) throughout the world in perpetuity in all current and future media to the "Sesame Street" programs, the Sesame Street Muppet characters, "Sesame Street" name, any sponsorship tagline or logo created (excluding any LookSmart trademark incorporated into the tagline or logo), and all materials created in connection with the foregoing. Except as expressly stated in the Agreement, CTW shall be free to exercise such rights at any time without any obligation to the other parties.

     (b) Except as provided in Paragraph 7(a), LookSmart shall own all rights, title and interest (including all copyrights and all renewals and extensions of such copyrights) throughout the world in perpetuity in all current and future media to its underwriting credit, any trademark or trade name owned or controlled by LookSmart and any materials created by LookSmart in connection with the foregoing.

7.   Approvals

     (a)  CTW shall have prior written approval over LookSmart's Billboard.

     (b) Each party shall have prior written approval over any use by any other party, in accordance with this Agreement, of trade names, trademarks or copyrights owned or controlled by it. CTW's approval rights include approval of any reference to LookSmart's sponsorship of the Program in any LookSmart materials.

     (c) Each party will be reasonable in exercising its approval rights under this Agreement.

8.   Termination

     In addition to any other grounds for termination specifically provided for in this Agreement, CTW and LookSmart shall have the right to terminate this Agreement if

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     the other party breaches any of its material obligations and fails to cure such breach within 30 days of written notice of the breach. Except just as stated no party has the right to cancel any of its obligations under this Agreement. Upon termination of the Agreement, LookSmart will immediately discontinue using any material referring to LookSmart's sponsorship of the Program and return all such materials belonging to CTW. In the event that the termination is due to a material breach by LookSmart, all payments not yet made shall become immediately due and payable to CTW.

9.   No Sublicensing or Assignment

     (a) Neither CTW nor LookSmart may sublicense or assign any of its rights or obligations under the Agreement without the prior written consent of the other parties.

     (b) In the event that LookSmart intends to enter into a transaction or series of transactions that will result in the transfer of (i) all or substantially all of LookSmart's assets, stock or indicia of ownership to any entity other than an existing affiliate, (ii) 25% or more of the outstanding voting securities of LookSmart, or (iii) the right to name 25% or more of the member of the board of directors or other managing body of LookSmart, LookSmart shall immediately give written notice to CTW and CTW shall have the right to elect not to continue this Agreement with the newly controlling entity, thereby immediately terminating this Agreement. If CTW does not elect to terminate this Agreement, then this Agreement will continue with the newly controlling entity. LookSmart shall cooperate with CTW and provide relevant information to CTW to assist CTW in making such determination.

10.  Representations and Warranties

     Each of CTW and LookSmart represents and warrants that the materials it furnishes for use by the other party under this Agreement will not infringe or violate the rights of any third party if used as authorized. LookSmart represents and warrants that it will use the Sesame Street brand and materials furnished by CTW only as permitted under this Agreement and will exercise its rights under this Agreement in compliance with all applicable laws and regulations.

11.  Indemnity

     Each of CTW and LookSmart and PBS shall at all times indemnify and hold harmless the other party and their trustees, directors, officers, employees and agents from and against the full amount of all losses, liabilities and expenses (including reasonable attorney's fees) of any kind due to a third party claim arising out of the indemnifying party's breach of any of its agreements, representations or warranties under this

                                                                     Page 5 of 8

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     Agreement. The indemnified party will give the indemnifying party prompt written notice of any claim and the indemnifying party will have full control of the defense of such litigation. The indemnified party will have the right, at its sole cost and expense, to participate in the defense of any such claim.

12.  Notice

     All notices, requests for approvals, and approvals under this Agreement shall be in writing and mailed, express delivered, or faxed to the other party.

     To CTW:

          Sherrie Rollins Westin
          Executive Vice President, Marketing and Communications
          Children's Television Workshop
          One Lincoln Plaza
          New York, NY 10023

          With a copy to

          Dan Victor, Esq.
          Executive Vice President and General Counsel
          Children's Television Workshop
          One Lincoln Plaza
          New York, NY 10023

     To LookSmart:

     To PBS:

          Michael Diefenbach
          Vice President, Sponsor Development
          PBS
          1320 Braddock Place
          Alexandria, VA 22314

          With a copy to

          Office of the General Counsel
          PBS
          1320 Braddock Place
          Alexandria, VA 22314

                                                                     Page 6 of 8
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13.  Force Majeure

     In the event that production or broadcast of the Program is delayed or canceled by reason of act of God, fire, lockout, strike or other labor dispute, riot or civil disorder, war or armed insurrection, enactment, rule, act or order of government, mechanical failure, or any other force majeure cause or reason beyond CTW's control, then CTW shall produce and/or arrange for broadcast distribution as soon as practicable after any such event.

14.  Entire Agreement

     (i) This Agreement constitutes the entire agreement between the parties and the parties may make any changes only in writing. This Agreement, and its construction and effect, will be determined and construed in accordance with the substantive laws of the state of New York (without reference to conflict of laws) with respect to agreements to be fully performed in New York State.

     (ii) This Agreement in no way alters the agreement between CTW and PBS with respect to underwriting of the Program.

ACCEPTED AND AGREED

CHILDREN'S TELEVISION WORKSHOP

By /s/ Daniel Victor
  -------------------------------------

Name Daniel Victor
    -----------------------------------

Title  EVP, Legal and Business Affairs
       and General Counsel
      ---------------------------------


LOOKSMART, LTD

By /s/ Val Landi
  -------------------------------------

Name Val Landi
    -----------------------------------

Title  SR VP/Marketing & Media Services
     ----------------------------------

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AS TO PARAGRAPHS 4(a)(ii), 4(a)(iii), 4(b), 4(c), 7(b), 7(c), 11, 12 and 14
ONLY:

PUBLIC BROADCASTING SERVICE

By /s/ Michael Diefenbach
  --------------------------------------

Name Michael Diefenbach
    ------------------------------------

Title  Vice Pres., Sponsor Development
     -----------------------------------

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